Exhibit 10.2

NOVELL, INC.

AMENDMENT 2010

to SEVERANCE AGREEMENT

WHEREAS,              (“Executive”) and Novell, Inc. (the “Company”) have entered into a Severance Agreement, originally dated as of              (the “Severance Agreement”); and

WHEREAS, the parties wish to clarify the provisions of the Severance Agreement to reflect their intention that the provisions of the Severance Agreement comply with the requirements of Section 409A of the Internal Revenue Code (governing non-qualified deferred compensation); and

WHEREAS, the parties further desire to clarify their obligations under Section 7 of the Severance Agreement; and

NOW THEREFORE, the Severance Agreement is hereby amended in the following manner, effective as of the date set forth below.

1.	A new Section 7(f) is hereby added to the Severance Agreement, as follows:

(f)	To the extent required to avoid an accelerated or additional tax under Section 409A, any reimbursements for any taxes which the Executive would become entitled to under the terms of this Section 7 shall be made by the Company no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes, it being understood that the Company shall pay such amounts to the Executive not later than the time required under Section 7(d) of this Section.

2.	A new Section 7(g) is hereby added to the Severance Agreement, as follows:

(g)

In the event that the excise tax imposed on the Executive pursuant to Section 4999 of the Code (the “Excise Tax”) is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment, the Company shall make an additional Gross Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax.

3.	A new Section 23 is hereby added to the Severance Agreement, as follows:

23. Additional Section 409A Provisions. The intent of the parties is that payments and benefits under this Agreement be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or comply with the requirements of Section 409A and that this Agreement shall be interpreted and administered in accordance with such intention. Accordingly, the parties hereby agree as follows:

(a)	In any instance where the payment of nonqualified deferred compensation subject to the provisions of Section 409A is triggered by the occurrence of a Change in Control or if the form of such payment (lump sum versus installments) is changed due to such an event, the definition of “Change in Control” set forth in Section 1(d) shall be amended as follows and shall otherwise be amended and interpreted in a manner consistent with the definitions of a change in ownership of a corporation, a change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, in each case determined in accordance with Treasury Regulation 1.409A-3(i)(5):

(i)	the percentages set forth in clauses (i) and (iii) of the definition set forth in Section 1(d) shall be amended to read “30%” rather than “25%;” and

(ii)	clause (iv) of the definition set forth in Section 1(d) shall be deleted.

(b)	In the event that (i) Executive becomes entitled to payments under Section 3 of the Agreement in respect of a termination of employment occurring prior to a Change in Control or (ii) Executive becomes entitled to payments under Section 3 of the Agreement following a Change in Control which is either (1) not a change in ownership of a corporation, a change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, in each case determined in accordance with Treasury Regulation 1.409A-3(i)(5) or (2) more than two years following the occurrence of the Change in Control, then to the extent necessary to comply with the requirements of Section 409A, payments to the Executive shall be made in accordance with the schedule set forth in the last paragraph of Section 3(b).

(c)	Notwithstanding anything in the Agreement to the contrary, any reimbursement or in-kind benefit provided under the Agreement shall be provided in a manner that complies with the requirements of Treasury Regulation 1.409A-3(i)(1)(iv) and, without limiting the foregoing, may not be subject to liquidation or exchange for another benefit.

(d)	Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any payments or benefits of nonqualified deferred compensation subject to the provisions of Section 409A except to the extent specifically permitted or required by Section 409A of the Code.

(e)	The release required under the provisions of Section 5 of the Agreement (1) will be provided to the Executive within 5 days of a termination of employment and (2) will require that the Executive execute the waiver within 45 days of its receipt (the “Release Deadline”). Notwithstanding anything to the contrary provided herein (but subject to the six month delay set forth herein in order to comply with Section 409A), payments subject to the execution of the release shall be made or commence on the tenth day following the Release Deadline.

The Severance Agreement is hereby modified as set forth above, effective as of December     , 2010.

Novell, Inc.

By:

3